Exhibit 21

List of Subsidiaries

Entity	Jurisdiction

Energy Hunter Resources, Inc.	Delaware

JDONE LLC	Colorado

GENH Halcyon Acquisition, LLC	Texas

CryptoRica, LLC	Delaware